For immediate Release

PEN Inc. Taps Anne Marie Thomas to Lead Marketing and Sales

MIAMI, FL—August 30, 2016 - PEN Inc. (OTCQB: PENC) (“PEN” or “the Company”), a leader in developing, commercializing and marketing consumer and industrial products enabled by nanotechnology, today announced that Anne Marie Thomas, a seasoned executive with over 25 years of marketing and branding expertise, has joined PEN as President of two subsidiaries, Nanofilm, Ltd., and PEN Technology LLC.

Dr. Thomas has extensive experience in high-level strategy, marketing and general management, with winning brand leadership roles at NetJets Inc: A Berkshire Hathaway Company, Tween Brands, American Greetings, Bath & Body Works, PINK and Victoria’s Secret. She holds master’s and doctoral degrees in Quantitative and Qualitative Research from The Ohio State University.

“PEN has a compelling portfolio and pipeline of groundbreaking products enabled by nanotechnology. I look forward to working with entire organization to build PEN’s brands so they are known as the right solutions to today’s problems,” said Dr. Thomas.

“The addition of Ann Marie Thomas to our team elevates our marketing and branding capabilities to a much higher level,” said Dr. Scott Rickert, Chairman and CEO of PEN. “As one of the top brand managers in the country, she brings a wealth of experience and expertise to PEN. In addition to leading the marketing for our new products, under her leadership we will be able to grow our sales in new distribution channels and reach a broader audience. We are excited to have Anne Marie on board to help us execute our growth strategy.”

About PEN Inc.

PEN Inc. (OTCQB: PENC) is a leader in developing, commercializing, and marketing consumer and industrial products enabled by nanotechnology that solve everyday problems for customers in the optical, transportation, military, sports, and safety industries. Through PEN’s wholly-owned subsidiary Nanofilm Ltd., the Company develops, manufactures and sells products based on nanotechnology including the ULTRA CLARITY® brand eyeglass cleaner, CLARITY DEFOG IT™ brand defogging products and CLARITY ULTRASEAL® nanocoating products for glass and ceramics. The Company also sells an environmentally friendly surface protector, fortifier, and cleaner through a wholly-owned subsidiary, PEN Technology, LLC. The Company’s Applied Nanotech, Inc. subsidiary in Austin, Texas functions as the Design Center conducting research and development services for government and private customers and new product development for PEN focusing on innovative and advanced product solutions in the areas of safety, health, and sustainability. For more information about PEN, visit www.penc.us.

Safe Harbor Statement

This press release contains forward-looking statements that involve risks and uncertainties concerning our business, products, and financial results. Actual results may differ materially from the results predicted. More information about potential risk factors that could affect our business, products, and financial results are included in our annual report on Form 10-K for the fiscal year ended December 31, 2015, and in reports subsequently filed by us with the Securities and Exchange Commission (“SEC”). All documents are available through the SEC’s Electronic Data Gathering Analysis and Retrieval System (EDGAR) at www.sec.gov or from our website listed above. We hereby disclaim any obligation to publicly update the information provided above, including forward-looking statements, to reflect subsequent events or circumstances.

Contact Information:

PEN Inc.

Elaine Ketchmere

ir@pen-technology.com

(844) 273-6462